As filed with the Securities and Exchange Commission on April 26, 2018

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM S‑8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

REPUBLIC BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-0862051
(State of incorporation)	(IRS Employer Identification No.)

601 West Market Street

Louisville, Kentucky 40202

(Address, including zip code, of Registrant’s principal executive offices)

Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan
(Full title of the plan)

______________________________________

Kevin D. Sipes

Executive Vice President and Chief Financial Officer

REPUBLIC BANCORP, INC.

601 West Market Street

Louisville, Kentucky 40202

(502) 584-3600

 (Name, address including zip code, and telephone number, including area code, of agent for service)

__________________________

With copy to:

James A. Giesel

FROST BROWN TODD LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

(502) 589-5400

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Deferred Compensation Obligations (1)	$15,000,000 (3)	$	N/A	$15,000,000	$1,867.50

(1) The deferred compensation obligations are unsecured obligations of Republic Bancorp, Inc. and subsidiaries (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of under the Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan (the “Plan”).

(2)  This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the estimated amount of compensation that may be deferred under the Plan. Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)   In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of deferred compensation obligations that may be offered or sold pursuant to the Plan.  In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed by the Registrant with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	The Registrant’s Current Report on Form 8-K dated April 19, 2018.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2017.

•

The description of the Registrant’s Class A Common Stock, contained in Registrant’s Registration Statement on Form 8-A as filed on July 20, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Bylaws of the Registrant require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director or officer: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

These provisions and contracts could reduce the legal remedies available to the Registrant and its stockholders against these individuals.  In addition, the Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.

4.1	Articles of Incorporation of Registrant (Incorporated by reference to Exhibit 3(i) to the Registrant’s Form 8-K filed October 13, 2016 (Commission File Number: 0-24649))

4.2	By-laws (Incorporated by reference to Exhibit 3(ii) to the Registrant’s Form 8-K filed March 15, 2017 (Commission File Number: 0-24649))

4.3

Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan (incorporated by reference to Annex A of the Definitive Proxy Statement on Schedule 14A as filed on March 9, 2018)

5	Opinion of Frost Brown Todd LLC

23.1	Consent of Frost Brown Todd LLC (contained in Exhibit 5)

23.2	Consent of Crowe Horwath LLP, independent registered public accounting firm

24.1	Power of Attorney (included on Signature Page)

Item 9.    Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to  include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.   Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a  20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Louisville, Commonwealth of Kentucky, as of April 26, 2018.

/s/ Steven E. Trager
REPUBLIC BANCORP, INC.
(Registrant)

	By:	/s/ Steven E. Trager
Steven E. Trager
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Steven E. Trager and Kevin Sipes, and each of them singly, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

/s/ Steven E. Trager
Signature		Title	Date

By:	/s/ Steven E. Trager	Chairman, Chief Executive Officer and Director	April 26, 2018
Steven E. Trager

By:	/s/ A. Scott Trager	Vice Chairman, President and Director	April 26, 2018
A. Scott Trager

By:	/s/ Kevin Sipes	Chief Financial Officer and Chief Accounting Officer	April 26, 2018
Kevin Sipes

By:	/s/ Craig A. Greenberg	Director	April 26, 2018
Craig A. Greenberg

By:	/s/ Michael T. Rust	Director	April 26, 2018
Michael T. Rust

By:	/s/ Mark A. Vogt	Director	April 26, 2018
Mark A. Vogt

By:	/s/ R. Wayne Stratton	Director	April 26, 2018
R. Wayne Stratton

By:	/s/ Susan Stout Tamme	Director	April 26, 2018
Susan Stout Tamme